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                                                                      EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  9 Months
                                                    Ended
                                                  September
(Dollars in millions)                                30,                   12 Months Ended December 31,
                                                  ---------    ----------------------------------------------------
                                                    2005        2004       2003         2002       2001       2000
                                                   ------      ------     -------      ------     ------     ------
EARNINGS

Income (loss) before income taxes                  $  502      $  323     $  (690)     $  (19)    $ (339)    $   70

Add:

Amortization of previously capitalized interest         9          11          11          10         10         10
Minority interest in net income of consolidated
   subsidiaries with fixed charges                     73          63          36          57         28         45
Proportionate share of fixed charges of
    investees accounted for by the equity method        -           -           7           5          4          6
Proportionate share of net loss of investees
    accounted for by the equity method                  1           1          21          17         43         29
                                                   ------      ------     -------      ------     ------     ------
          Total additions                              83          75          75          89         85         90

Deduct:

Capitalized interest                                    5           7           8           7          2         12
Minority interest in net income of consolidated
    subsidiaries                                        3           6          15           5         15          8
Undistributed proportionate share of net income
    of investees accounted for by the equity
    method                                              1           6           4           2          -          3
                                                   ------      ------     -------      ------     ------     ------

           Total deductions                             9          19          27          14         17         23

TOTAL EARNINGS                                     $  576      $  379     $  (642)     $   56     $ (271)    $  137
                                                   ======      ======     =======      ======     ======     ======

FIXED CHARGES

Interest expense                                   $  306      $  369     $   296      $  243     $  298     $  283
Capitalized interest                                    5           6           8           7          2         12
Amortization of debt discount, premium or expense      22          61          44           9          6          1
Interest portion of rental expense (1)                 69          92          89          76         74         73
Proportionate share of fixed charges of
   investees accounted for by the equity method         -           -           7           5          4          6
                                                   ------      ------     -------      ------     ------     ------

TOTAL FIXED CHARGES                                $  402      $  528     $   444      $  340     $  384     $  375
                                                   ======      ======     =======      ======     ======     ======

TOTAL EARNINGS BEFORE FIXED CHARGES                $  978      $  907     $  (198)     $  396     $  113     $  512
                                                   ======      ======     =======      ======     ======     ======

RATIO OF EARNINGS TO FIXED CHARGES                   2.43        1.72           *        1.16         **       1.36

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*    Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $642 million.

** Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $271 million.

(1) Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.